EXHIBIT 99.1

Hooker Furnishings Declares Quarterly Dividend

MARTINSVILLE, Va., June 09, 2026 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (Nasdaq-GS: HOFT) announced that on June 9, 2026, its board of directors declared a quarterly cash dividend of $0.115 per share, payable on June 30, 2026, to shareholders of record on June 19, 2026.

Hooker Furnishings Corporation, in its 102nd year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Samuel Lawrence Hospitality is a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, NC, Las Vegas, NV, Atlanta, GA and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, hfcustomfurniture.com, hcontractfurniture.com, slh-co.com, and sunsetwestusa.com.

For more information, contact:
C. Earl Armstrong, Senior Vice President-Finance and CFO
Hooker Furnishings Corporation, 276.666.3969